                                                                    EXHIBIT 99.1


IMMUNOGEN, INC.
-------------------------------------------------------------------------------
128 Sidney Street, Cambridge, MA 02139-4239
                                        TEL: (617) 995-2500  FAX: (617) 995-2510

CONTACTS:

   Carol Hausner (Investors)                      Pete Holmberg (Media)
   Senior Director, Investor Relations and        Rx Communications Group, LLC
   Corporate Communications                       Tel: (917) 501-7434
   Tel: (617) 995-2500                            pholmberg@rxir.com
   info@immunogen.com

FOR IMMEDIATE RELEASE

               IMMUNOGEN, INC. ANNOUNCES SHARE REPURCHASE PROGRAM

CAMBRIDGE, MA, AUGUST 27, 2002 - ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company currently focusing on the development of targeted anti-cancer therapeutics, today announced that, effective immediately, its Board of Directors has authorized the repurchase of up to 4.1 million shares of ImmunoGen common stock. The repurchases are to be made at the discretion of management and as market conditions warrant. No time limit was set for the completion of this program. ImmunoGen recently announced that it would be issuing 4.1 million shares of its common stock to Shire Biochem, Inc. pursuant to the exercise of common share purchase warrants held by Shire Biochem, Inc.

"The current market price of our shares provides us with the unique opportunity, through a share repurchase program, to offset the dilution associated with the recent issuance of shares to Shire," said Mitchel Sayare, Ph.D., Chairman and CEO of ImmunoGen. "We are very confident of our long-term prospects and, because of our strong cash position, we can pursue this program without adversely affecting our long-term plans."

ABOUT IMMUNOGEN, INC.

ImmunoGen, Inc. develops innovative biopharmaceuticals for the treatment of cancer. The Company's TAP technology couples highly potent cytotoxic agents with tumor-targeting antibodies to create effective new treatments for cancer with minimal damage to normal tissue. Two TAP products developed by ImmunoGen are in clinical trials - cantuzumab mertansine and huN901-DM1/BB-10901; the former is licensed to GlaxoSmithKline, the latter is licensed to British Biotech in certain territories. Several companies are developing TAP products comprised of ImmunoGen's TAP technology and the partner's antibody - Genentech (Trastuzumab-DM1), Millennium (MLN591DM1) and Boehringer Ingelheim (bivatuzumab mertansine). ImmunoGen also has multi-target agreements with Genentech, Abgenix, and Millennium.

THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS BASED ON MANAGEMENT'S CURRENT EXPECTATIONS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: THE SUCCESS OF THE COMPANY'S RESEARCH STRATEGY; THE APPLICABILITY OF THE DISCOVERIES MADE THEREIN; THE DIFFICULTIES INHERENT IN THE DEVELOPMENT OF PHARMACEUTICALS, INCLUDING UNCERTAINTIES AS TO THE TIMING AND RESULTS OF PRECLINICAL STUDIES; DELAYED ACHIEVEMENTS OF MILESTONES; RELIANCE ON COLLABORATORS; UNCERTAINTY AS TO WHETHER THE COMPANY'S POTENTIAL PRODUCTS WILL SUCCEED IN ENTERING HUMAN CLINICAL TRIALS AND UNCERTAINTY AS TO THE RESULTS OF SUCH TRIALS; UNCERTAINTY AS TO WHETHER ADEQUATE REIMBURSEMENT FOR THESE PRODUCTS WILL EXIST FROM THE GOVERNMENT, PRIVATE HEALTHCARE INSURERS AND THIRD-PARTY PAYORS; THE UNCERTAINTIES AS TO THE EXTENT OF FUTURE GOVERNMENT REGULATION OF THE PHARMACEUTICAL BUSINESS; AND OTHER FACTORS DESCRIBED IN IMMUNOGEN'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                       ###